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                                                                      EXHIBIT 21


          SUBSIDIARIES OF SMITH ENVIRONMENTAL TECHNOLOGIES CORPORATION


BCM Engineers Inc. (a Pennsylvania corporation)
BCM Engineers Inc. (an Alabama corporation)
BCM Engineers Inc. (a West Virginia corporation)
BCM Engineers Inc. (a Delaware corporation)
JBC Properties, Inc. (a Delaware corporation)

Canonie Technologies, Inc. (a Delaware corporation)

Riedel Environmental Services, Inc. (an Oregon corporation)